CREDIT AGREEMENT

Dated as of November 21, 2000

among

LOUISIANA-PACIFIC CORPORATION,

as the Borrower,

THE FINANCIAL INSTITUTIONS
PARTY HERETO

and

BANK OF AMERICA, N.A.

as Administrative Agent,

WACHOVIA BANK, N.A.

as Syndication Agent

and

BANK ONE, N.A.

as Documentation Agent

and

BANC OF AMERICA SECURITIES, LLC,

as Lead Arranger and Book Manager

TABLE OF CONTENTS
CREDIT AGREEMENT
WITNESSETH THAT:
ARTICLE I. DEFINITIONS
1.01	Certain Defined Terms.
1.02	Accounting Principles.
ARTICLE II. THE CREDITS
2.01	Amounts and Terms of Commitments.
2.02	Loan Accounts; Notes; Designation of Borrower.
2.03	Procedure for the Borrowing.
2.04	Conversion and Continuation Elections for Loans.
2.05	Prepayments.
2.06	Repayment.
2.07	Interest.
2.08	Fees.
2.09	Computation of Fees and Interest.
2.10	Payments by the Borrower.
2.11	Payments by the Banks to the Agent.
2.12	Sharing of Payments, Etc.
2.13	Guaranty.
ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY
3.01	Taxes.
3.02	Illegality.
3.03	Increased Costs and Reduction of Return.
3.04	Funding Losses.
3.05	Inability to Determine Rates.
3.06	Survival.
ARTICLE IV. CONDITIONS PRECEDENT
4.01	Conditions of Initial Loans.
4.02	Conditions to the Borrowing and all Conversions and Continuations.
ARTICLE V. REPRESENTATIONS AND WARRANTIES
5.01	Corporate Existence.
5.02	Subsidiaries.
5.03	Corporate Authorization.
5.04	Governmental Authorization.
5.05	No Contravention.
5.06	Binding Effect.
5.07	Encumbrances.
5.08	Compliance with Laws.
5.09	Litigation.
5.10	No Default.
5.11	Use of Proceeds; Margin Regulations.
5.12	Regulated Entities.
5.13	Financial Statements.
5.14	ERISA Compliance.
5.15	Swap Obligations.
ARTICLE VI. AFFIRMATIVE COVENANTS
6.01	Use of Proceeds.
6.02	Preservation of Corporate Existence, Etc.
6.03	Notices.
6.04	Payment of Obligations.
6.05	Insurance.
6.06	Inspection of Property and Books and Records.
6.07	Financial Statements.
6.08	ERISA Compliance.
6.09	New Subsidiaries.
6.10	Additional Covenants.
ARTICLE VII. NEGATIVE COVENANTS
7.01	Funded Debt to Capitalization.
7.02	Disposition of Property.
7.03	Mergers.
7.04	Encumbrances.
7.05	Use of Proceeds.
7.06	ERISA.
ARTICLE VIII. EVENTS OF DEFAULT
8.01	Events of Default.
8.02	Remedies.
8.03	Rights Not Exclusive.
8.04	Notice of Default.
ARTICLE IX. THE AGENT
9.01	Appointment and Authorization; “Agent”.
9.02	Delegation of Duties.
9.03	Liability of Agent.
9.04	Reliance by Agent.
9.05	Notice of Default.
9.06	Credit Decision.
9.07	Indemnification of Agent.
9.08	Agent in Individual Capacity.
9.09	Successor Agent.
9.10	Other Agents.
ARTICLE X. MISCELLANEOUS
10.01	Amendments and Waivers.
10.02	Notices.
10.03	No Waiver; Cumulative Remedies.
10.04	Costs and Expenses.
10.05	Borrower Indemnification.
10.06	Payments Set Aside.
10.07	Successors and Assigns.
10.08	Assignments, Participations, etc.
10.09	Confidentiality.
10.10	Set-off.
10.11	Notification of Addresses, Lending Offices, Etc.
10.12	Counterparts.
10.13	Severability.
10.14	No Third Parties Benefited.
10.15	Certain Interpretive Provisions.
10.16	Governing Law; Submission to Jurisdiction.
10.17	Arbitration; Reference Proceeding.
10.18	Waiver of Jury Trial.
10.19	Entire Agreement.
Schedule 2.1	Commitments
Schedule 5.14(c)	ERISA Matters
Schedule 10.02	Lending Offices
Schedule 10.02	Agent’s Payment Office

Exhibit A	Form of Notice of Borrowing
Exhibit B	Form of Notice of Conversion
Exhibit C	Form of Compliance Cert.
Exhibit D-1	Form of Opinion of Miller
Exhibit D-2	Form of Opinion of Mofo
Exhibit E	Form of Assignment and Acceptance
Exhibit F	Form of Note
Exhibit G	Form of Guaranty
Exhibit H	Form of Contribution Agreement
Exhibit I	Form of Supplement Agreement

CREDIT AGREEMENT

             This CREDIT AGREEMENT, dated as of November 21, 2000, among Louisiana-Pacific Corporation, a corporation organized under the laws of the State of Delaware (the “Borrower”), the several financial institutions from time to time party to this Agreement (collectively, the “Banks”; individually, a “Bank”), Wachovia Bank, N.A. as Syndication Agent, Bank One, N.A., as Documentation Agent and Bank of America, N.A. as Administrative Agent for the Banks.

WITNESSETH THAT:

             WHEREAS, the Banks have agreed to make available to the Borrower a term loan facility upon the terms and conditions set forth in this Agreement;

             NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter contained, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

             1.01      Certain Defined Terms .  In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings indicated for purposes of this Agreement:

             “Affiliate” means, with respect to any Person, any Subsidiary of such Person and any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person (excluding any trustee under, or any committee with responsibility for administering, any Plan).  A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power:

(a)         to vote 10% or more of the securities having ordinary voting power for the election of directors of such other Person; or

(b)        to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

             “Agent” means Bank of America in its capacity as agent for the Banks hereunder, and any successor agent arising under Section 9.09.

             “Agent-Related Persons” means Bank of America in its capacity as Agent and any successor agent arising under Section 9.09, together with their respective Affiliates (including, in the case of Bank of America, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

             “Agent's Payment Office” means the address for payments set forth on Schedule 10.02 in relation to the Agent, or such other address as the Agent may from time to time specify.

             “Agreement” means this Credit Agreement.

             “Approved Fund” means any Fund that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.

             “Arranger” means  Banc of America Securities, LLC, a Delaware corporation.

             “Attorney Costs” means and includes all fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

             “Bank” has the meaning specified in the introductory clause hereto.  References to the “Banks” shall include Bank of America so long as it has a Commitment or holds Loans hereunder.

             “Bank of America” means Bank of America, N.A., a national banking association.

             “Base Rate” means, for any day, the fluctuating interest rate per annum equal to the higher of (a) the sum of the Federal Funds Rate plus 1/2% and (b) the rate of interest (the “Reference Rate”) publicly announced from time to time by Bank of America at its executive offices, as its reference rate or prime rate.  The Reference Rate is a rate set by Bank of America based upon various factors, including Bank of America’s cost and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below the Reference Rate.  Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of such change.

             “Base Rate Loan” means a Loan that bears interest based on the Base Rate.

             “Borrower” has the meaning specified in the introductory clause hereto.

             “Borrowing” means the borrowing hereunder consisting of Loans of the same Type made to the Borrower on a single date pursuant to subsection 2.01(a) by the Banks ratably according to their respective Pro Rata Shares and, in the case of Offshore Rate Loans, having the same Interest Period.

             “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City or San Francisco are authorized or required by law to close and, if the applicable Business Day relates to any Offshore Rate Loan, means such a day on which dealings are carried on in the applicable offshore dollar interbank market.

             “Capitalization” means, as at any time, the sum of Funded Debt and Net Worth.

             “Closing Date” means the date on which all conditions precedent set forth in Article IV shall have been satisfied or waived.

             “Code” means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

             “Contribution Agreement” means a contribution agreement between the Borrower and each of the Material Domestic Subsidiaries now or hereafter parties to the Guaranty substantially in the form of Exhibit H.

             “Commitment” means, as to each Bank, such Bank's obligation to make Loans pursuant to subsection 2.01(a) or (b).

             “Compliance Certificate” means a certificate substantially in the form of Exhibit C.

             “Conversion/Continuation Date” means any date on which, under Section 2.04, the Borrower (a) converts Loans of one Type to another Type, or (b) continues as Loans of the same Type, but with a new Interest Period, Loans having Interest Periods expiring on such date.

             “Debt Rating” means, on any date, the rating of the Borrower’s senior unsecured and non-credit enhanced long-term indebtedness, as most recently publicly announced by Moody’s and S&P.

             “Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

             “Dollars”, “dollars”, and “$” means dollars of the United States of America.

             “Eligible Assignee” means (a) a Bank; (b) an Affiliate of a Bank; (c) an Approved Fund; and (d) any other Person (other than a natural Person) approved by the Agent, in the case of any assignment of a Loan, and, unless (x) such Person is taking delivery of an assignment in connection with physical settlement of a credit derivatives transaction or (y) an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed).

             “ERISA” means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.

             “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

             “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate a Pension Plan or Multiemployer Plan, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

             “Eurodollar Reserve Percentage” has the meaning specified in the definition of “Offshore Rate”.

             “Event of Default” means any event listed in Section 8.01.

             “Existing Agreement” means the Credit Agreement dated as of January 31, 1997 among the Borrower, Louisiana-Pacific Canada Limited, the financial institutions party thereto and Bank of America, N.A., as administrative agent, as amended.

             “FDIC” means the Federal Deposit Insurance Corporation, and any governmental authority succeeding to any of its principal functions.

             “Federal Funds Rate” means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, “H.15(519)”) on the preceding Business Day opposite the caption “Federal Funds (Effective)”; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.

             “Fee Letter” means the fee letter dated as of October 3, 2000 among the Borrower, Banc of America Securities LLC and the Agent.

             “FRB” means the Board of Governors of the Federal Reserve System, and any governmental authority succeeding to any of its principal functions.

             “Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

             “Funded Debt” means, determined on a consolidated basis for the Borrower and its Subsidiaries, indebtedness for borrowed money or liability under a lease which is the primary source of payment of industrial revenue or pollution control bonds.  Funded Debt also includes Purchase Money Indebtedness,  prepayment deposits in respect of sales contracts and unfunded reserves maintained with respect to pending or threatened disputes or settlement thereof.

             “GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

             “Guaranty” means a guaranty executed by each Material Domestic Subsidiary of the Borrower substantially in the form of Exhibit G.

             “Indemnified Liabilities” has the meaning specified in Section 10.05.

             “Indemnified Person” has the meaning specified in Section 10.05.

             “Interest Payment Date” means, (a) as to any Offshore Rate Loan, the last day of each Interest Period applicable to such Loan and (b) as to any Base Rate Loan, the last Business Day of each calendar quarter and each date such Base Rate Loan is converted into another Type of Loan; provided, however, that if any Interest Period for an Offshore Rate Loan exceeds three months, the date that falls three months after the beginning of such Interest Period and after each Interest Payment Date thereafter is also an Interest Payment Date.

             “Interest Period” means, as to any Offshore Rate Loan, the period commencing on the date of Borrowing of such Loan or on the Conversion/Continuation Date on which the Loan is converted into or continued as an Offshore Rate Loan, and ending on the date one, two, three or six months thereafter as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, provided that:

(i)          if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of an Offshore Rate Loan, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(ii)         any Interest Period pertaining to an Offshore Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iii)        no Interest Period shall extend beyond the Maturity Date; and

(iv)       unless the Borrower shall have exercised its option set forth in subsection 2.01(b), no Interest Period that begins before February 28, 2001 shall end after February 28, 2001.

             “IRS” means the Internal Revenue Service, and any governmental authority succeeding to any of its principal functions under the Code.

             “Lending Office” means, as to any Bank or the office or offices of such Bank specified as its “Lending Office” or “Domestic Lending Office” or “Offshore Lending Office”, as the case may be, on Schedule 10.02, or such other office or offices as such Bank may from time to time notify the Borrower and the Agent.

             “Loan” means an extension of credit by a Bank to the Borrower under Article II, and may be an Offshore Rate Loan or a Base Rate Loan (each, a “Type” of Loan).

             “Majority Banks” means at any time Banks holding more than 50% of the aggregate unpaid principal amount of the Loans, or, if no Loans are outstanding, Banks having more than 50% of the Commitments.

             “Material Domestic Subsidiary” means any Subsidiary of the Borrower (i) having assets constituting at least 10% of the Borrower’s consolidated assets (such valuation of assets, in the case of notes receivable owned by LPS Corporation and its Subsidiaries, to be made net of indebtedness secured by such notes receivable) and (ii) that is organized under the laws of any jurisdiction of the United States of America or a subdivision thereof.

             “Maturity Date” means the date which is three years after the Closing Date.

             “Moody’s” means Moody’s Investor Services, Inc. or any successor to the rating agency business thereof.

             “Multiemployer Plan” means a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

             “Net Worth” means the total, determined on a consolidated basis for the Borrower and its Subsidiaries, of (1) the capital accounts as determined by GAAP and (2) debt of the Borrower which is subordinated by the holders thereof to the Loans and other sums now or hereafter owed by the Borrower or its Subsidiaries to the Agent or the Banks with respect to the Loans or otherwise under this Agreement or the Notes, by arrangements or agreements in form and substance satisfactory to the Majority Banks.

             “Note” has the meaning specified in subsection 2.02(b) and “Notes” means all of the Notes.

             “Notice of Borrowing” means a notice in substantially the form of Exhibit A.

             “Notice of Conversion/Continuation” means a notice in substantially the form of Exhibit B.

             “Offshore Rate” means, for any Interest Period, with respect to Offshore Rate Loans, the rate of interest per annum (rounded upward to the next 1/16th of 1%) determined by the Agent as follows:

Offshore Rate =            LIBOR
                                        1.00 - Eurodollar Reserve Percentage

             Where,

“Eurodollar Reserve Percentage” means for any day for any Interest Period the maximum reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day (whether or not applicable to any Bank) under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”); and

“LIBOR” means, for any Interest Period, (a)   the rate per annum equal to the rate determined by the Agent to be the offered rate that appears on the page of the Telerate screen that displays an average British Bankers Association Interest Settlement Rate for deposits in dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Agent as the rate of interest (rounded upward to the next 1/100th of 1%) at which deposits in dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Offshore Rate Loan being made, continued or converted by the Agent (or its Affiliate) in its capacity as a Bank and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the offshore Dollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

             The Offshore Rate shall be adjusted automatically as to all Offshore Rate Loans then outstanding as of the effective date of any change in the Eurodollar Reserve Percentage.

             “Offshore Rate Loan” means any Loan that bears interest based on the Offshore Rate.

             “Other Taxes” means any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (but not including such taxes (including income taxes or franchise taxes) as are imposed on or measured by each Bank's net income) which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other documents or instruments given in connection herewith.

             “PBGC” means the Pension Benefit Guaranty Corporation, or any governmental authority succeeding to any of its principal functions under ERISA.

                          “Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the Borrower or any ERISA Affiliate sponsors or maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

             “Permitted Swap Obligations” means all obligations (contingent or otherwise) of the Borrower or any of its Subsidiaries existing or arising under Swap Contracts, provided that each of the following criteria is satisfied:  (a) such obligations are (or were) entered into by such Person for the purpose of directly mitigating risks associated with liabilities, commitments or assets held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person in conjunction with a securities repurchase program not otherwise prohibited hereunder, and not for purposes of speculation or taking a “market view;” and (b) such Swap Contracts do not contain any provision (“walk-away” provision) exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party.

             “Person” means any individual, association, joint venture, partnership, joint stock company, corporation, trust, business trust, government, governmental agency, governmental subdivision or other entity.

             “Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Borrower or any ERISA Affiliate sponsors or maintains or to which the Borrower makes, is making, or is obligated to make contributions and includes any Pension Plan.

             “Pro Rata Share” means, as to any Bank at any time, the percentage equivalent (expressed as a decimal, rounded to the eighth decimal place) at such time of the principal amount of such Bank's Loan divided by the combined Loans of all Banks, or, no Loans are outstanding, the percentage equivalent (expressed as a decimal rounded to the eighth decimal place) at such time of such Bank’s Commitment divided by the combined Commitments of all the Banks.

             “Purchase Money Indebtedness” means indebtedness incurred for the purchase of assets either by way of deferred payment of the purchase price thereof or by borrowing in order to finance such purchase.

             “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

             “Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a governmental authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

             “S&P” means Standard & Poor’s or any successor to the rating agency business thereof.

             “Subsidiary” of a Person means any corporation, association, partnership, joint venture or other business entity of which more than 50% of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof.  Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of the Borrower.

             “Swap Contract” means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

             “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Bank).

             “Taxes” means any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and the Agent, such taxes (including income taxes or franchise taxes) as are imposed on or measured by such Person's net income by the jurisdiction (or any political subdivision thereof) under the laws of which such Person is organized or maintains a lending office.

             “Type” has the meaning specified in the definition of “Loan.”

             “Unfunded Pension Liability” means the excess of a Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan's assets, determined in accordance with the assumptions used for funding that Plan pursuant to Section 412 of the Code for the applicable plan year.

             “United States” and “U.S.” each means the United States of America.

             1.02                    Accounting Principles.  All financial computations required under this Agreement shall be made, and all financial information required under this Agreement shall be prepared, in accordance with GAAP, consistently applied.  References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of the Borrower.

ARTICLE II.

THE CREDITS

             2.01                    Amount and Terms of Commitments

(a)         The Term Credit.  Each Bank severally agrees, on the terms and conditions set forth herein, to make a single loan to the Borrower (each such loan, a “Loan”) in an amount not to exceed the amount set forth on Schedule 2.01 opposite such Bank's name under the heading “Commitment”.  Each Bank's Loan shall not exceed its pro rata share (as set forth on Schedule 2.01 opposite such Bank's name under the heading “Pro Rata Share”) of the aggregate Loans made by the Banks on such date of Borrowing.  Amounts borrowed as Loans which are repaid or prepaid by the Borrower may not be reborrowed.  Any portion of the Commitments (other than those referenced in subsection 2.01(b) below) that are not used on such date of Borrowing shall automatically terminate.  Notwithstanding anything herein to the contrary, the Commitment of each Bank to make a Loan shall terminate on November 30, 2000 if the Borrowing has not occurred on or prior to such date.

(b)        Additional Commitments.  The Borrower shall have the right, on or before February 28, 2001, to identify one or more Eligible Assignees that desire to become Banks hereunder. If the Borrower so identifies any such Eligible Assignee or Eligible Assignees, then, on a single day before February 28, 2001 and pursuant to assumption documentation reasonably acceptable to the Agent and the Borrower pursuant to which any such new lender or lenders agree to become a “Bank” or “Banks” hereunder and make a “Loan” or “Loans” hereunder on the last day of an Interest Period, any such Eligible Assignee or Eligible Assignees shall become a “Bank” or “Banks” hereunder and make a “Loan” or “Loans” hereunder; provided, in no event shall any such additional Loan or Loans cause the aggregate principal amount of all Loans made under subsection 2.01(a) and (b) hereof to exceed $200,000,000.  Additionally, the parties hereto agree that in the event of any such new Loan or Loans, Schedule 2.01 shall be amended to reflect any such new Loan or Loans as of the date on which such Loan or Loans are made.

             2.02                    Loan Accounts; Notes; Designation of Borrower.

(a)         The Loans made by each Bank shall be evidenced by one or more loan accounts or records maintained by such Bank in the ordinary course of business.  The loan accounts or records maintained by the Agent and each Bank shall be rebuttable presumptive evidence of the amount of the Loans made by the Banks to the Borrower and the interest and payments thereon.  Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder or under any Note.

(b)        Upon the request of any Bank made through the Agent, the Loan made by such Bank to the Borrower may be evidenced by a note in the form of Exhibit F (a “Note”), instead of loan accounts.  Each such Bank shall endorse on the schedules annexed to its Note the date, amount and maturity of each Loan made by it and the amount of each payment of principal made by the Borrower with respect thereto.  Each such Bank is irrevocably authorized by the Borrower to endorse its Note and each Bank's notations on its Note or other loan accounts or records shall be rebuttable presumptive evidence of the amount of the Loans made by such Bank to the Borrower and the payments thereon; provided, however, that the failure of a Bank to make, or an error in making, a notation on its Note or other loan accounts or records with respect to any Loan shall not limit or otherwise affect the obligations of the Borrower hereunder.

             2.03                    Procedure for the Borrowing.

(a)         The Borrowing shall be made upon the Borrower's irrevocable written notice delivered to the Agent in the form of a Notice of Borrowing (which notice must be received by the Agent prior to 9:00 a.m. (San Francisco time)) (i) three Business Days prior to the date of Borrowing, in the case of Offshore Rate Loans, and (ii) one Business Day prior to the date of Borrowing, in the case of Base Rate Loans, specifying:

(i)          the amount of the Borrowing, which shall be in an aggregate minimum amount of $5,000,000 or any multiple of $1,000,000 in excess thereof;

(ii)         the requested date of the Borrowing;

(iii)        the Type of Loans comprising the Borrowing; and

(iv)       the duration of the Interest Period applicable to any Offshore Rate Loans included in such notice.  If the Notice of Borrowing fails to specify the duration of the Interest Period for any Borrowing comprised of Offshore Rate Loans, such Interest Period shall be three months.

(b)        The Agent will promptly notify each Bank of its receipt of any Notice of Borrowing and of the amount of such Bank's Pro Rata Share of that Borrowing.

(c)         Each Bank will make the amount of its Loan available to the Agent for the account of the Borrower, at the Agent's Payment Office by 11:00 a.m. (San Francisco time) on the date of Borrowing requested by Borrower in funds immediately available to the Agent.  The proceeds of all such Loans received in immediately available funds by the Agent by 11:00 a.m. (San Francisco time) on such date of Borrowing will then be made available to the Borrower by the Agent in immediately available funds at such office by crediting by 1:00 p.m. (San Francisco time) on such date the account of Borrower on the books of Bank of America with the aggregate of the amounts made available in immediately available funds to the Agent by the Banks.  Any proceeds of such Loans received in immediately available funds by the Agent by 11:00 a.m. (San Francisco time) on such date of Borrowing and not credited to the Borrower by 1:00 p.m. (San Francisco time) on such date shall be deemed to have been disbursed on the following Business Day and interest shall begin to accrue thereon on such following Business Day; provided, that, if the failure to credit any such funds received from a Bank by the Agent in immediately available funds by 11:00 a.m. (San Francisco time) on such date of Borrowing to the Borrower by 1:00 p.m. (San Francisco time) on such date is due to the gross negligence or willful misconduct of the Agent, then the Agent shall pay to such Bank interest on such funds at the Federal Funds Rate from such date of receipt by the Agent to the following Business Day.

             2.04                    Conversion and Continuation Elections for Loans.

(a)         The Borrower may, upon irrevocable written notice to the Agent in accordance with subsection 2.04(b):

(i)          elect, as of any Business Day, in the case of Base Rate Loans, or as of the last day of the applicable Interest Period, in the case of any other Type of Loans, to convert any such Loans (or any part thereof in an amount not less than $5,000,000, or that is in an integral multiple of $1,000,000 in excess thereof) into Loans of any other Type; or

(ii)         elect, as of the last day of the applicable Interest Period, to continue any Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than $5,000,000, or that is in an integral multiple of $1,000,000 in excess thereof);

provided, that if at any time the aggregate amount of Offshore Rate Loans sharing concurrent Interest Periods is reduced, by payment, prepayment, or conversion of part thereof to be less than $5,000,000, such Offshore Rate Loans shall automatically convert into Base Rate Loans, and on and after such date the right of the Borrower to continue such Loans as, and convert such Loans into, Offshore Rate Loans shall terminate.

(b)        The Borrower shall deliver a Notice of Conversion/Continuation to be received by the Agent not later than 9:00 a.m. (San Francisco time) at least (i) three Business Days in advance of the Conversion/Continuation Date, if the Loans are to be converted into or continued as Offshore Rate Loans and (ii) one Business Day in advance of the Conversion/Continuation Date, if the Loans are to be converted into Base Rate Loans, specifying:

(i)          the proposed Conversion/Continuation Date;

(ii)         the aggregate amount of Loans to be converted or renewed;

(iii)        the Type of Loans resulting from the proposed conversion or continuation; and

(iv)       other than in the case of conversions into Base Rate Loans, the duration of the requested Interest Period.

(c)         If upon the expiration of any Interest Period applicable to Offshore Rate Loans, the Borrower has failed to select timely a new Interest Period to be applicable to such Offshore Rate Loans, the Borrower shall be deemed to have requested that such Offshore Rate Loans shall be continued as Offshore Rate Loans having a one-month Interest Period and deemed to have represented that the conditions precedent set forth in subsections 4.02(b), (c), and (d) have been satisfied; provided that if such Interest Period shall not exist because of the circumstances set forth in clauses (iii) or (iv) of the definition of “Interest Period” or such election shall not be available by virtue of a Default or Event of Default pursuant to subsection 2.04(e), then the Borrower shall be deemed to have elected to convert such Offshore Rate Loans into Base Rate Loans effective as of the expiration date of such Interest Period.

(d)        The Agent will promptly notify each Bank of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by the Borrower, the Agent will promptly notify each Bank of the details of any automatic continuation or, as applicable, conversion.  All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans with respect to which the notice was given held by each Bank.

(e)         Unless the Majority Banks otherwise agree, during the existence of a Default or Event of Default, the Borrower may not elect to have a Loan converted into or continued as an Offshore Rate Loan.

(f)         There may be only one Interest Period in effect at any time until February 28, 2001, and, thereafter, after giving effect to any conversion or continuation of Loans, there may not be more than seven different Interest Periods in effect in respect of all Loans then outstanding.

             2.05                    Prepayments.

(a)         Subject to Section 3.04, the Borrower may, at any time or from time to time, upon irrevocable notice to the Agent, ratably prepay Loans in whole or in part, in minimum amounts of $5,000,000 or any multiple of $1,000,000 in excess thereof.  Such notice of prepayment shall specify the date and amount of such prepayment, and, if applicable, the Type(s) of Loans to be prepaid, and must be received by the Agent prior to 9:00 a.m. (San Francisco time) (i) three Business Days prior to the proposed date of prepayment in the case of Offshore Rate Loans and (ii) one Business Day prior to the proposed date of prepayment in the case of Base Rate Loans.  The Agent will promptly notify each Bank of its receipt of any such notice, and, if applicable, of such Bank's Pro Rata Share of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid and any amounts required pursuant to Section 3.04.

             2.06                    Repayment.

The Borrower shall repay to the Banks on the Maturity Date the aggregate principal amount of Loans outstanding on such date.

             2.07                    Interest.

(a)         Each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the date when made until paid in full at the Base Rate plus the percentage set forth opposite the Debt Rating then in effect under the heading “Applicable Margin Base Rate Loans” in the pricing grid set forth below:
Debt Ratings
Moody’s		S & P	Applicable Margin Base Rate Loans
Baa 1 or Higher	or	BBB+ or Higher	0%
Baa 2	or	BBB	0.25%
Baa 3	or	BBB-	0.50%
Lower than Baa3	or	Lower than BBB-	0.75%

(b)        Each Offshore Rate Loan shall bear interest on the outstanding principal amount thereof from the date when made until paid in full at the applicable Offshore Rate plus the percentage set forth opposite the Debt Rating then in effect under the heading “Applicable Margin Offshore Rate Loans” in the pricing grid set forth below:
Debt Ratings
Moody’s		S & P	Applicable Margin Offshore Rate Loans
A2 or Higher	or	A or Higher	0.50%
A3	or	A-	0.75%
Baa 1	or	BBB+	1.00%
Baa 2	or	BBB	1.25%
Baa 3	or	BBB-	1.50%
Lower than Baa 3	or	Lower than BBB-	1.75%

(c)         Any change in the applicable margin shall become effective three Business Days after notification to the Agent of a change in Debt Rating by (i) the Borrower pursuant to Section 6.03 (g), or (ii) any Bank, accompanied in the case of clause (ii) by evidence satisfactory to the Agent of such event. In the event of a split rating, the higher rating will apply; if the Debt Ratings are split by more than one level, one level above the lower rating will apply.  If any time only one rating is available, the applicable margin shall be determined solely by reference to such one rating.  If at any time no Debt Rating is available, the applicable margin shall be 0.75% per annum for all Base Rate Loans and 1.75% for all Offshore Rate Loans.

(d)        Interest on each Loan shall be paid in arrears on each Interest Payment Date.  Interest shall also be paid on the date of any prepayment of Loans under Section 2.05 for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be paid on demand of the Agent at the request or with the consent of the Majority Banks.

(e)         During the continuation of any Event of Default pursuant to Section 8.01, the Borrower shall pay interest (after as well as before judgment to the extent permitted by law) on the principal amount of all Loans outstanding, at a rate per annum which is determined by adding 2% per annum to the applicable margin then in effect in accordance with Section 2.07(a) or (b), as applicable, and, in the case of obligations not subject to any such applicable margin, at a rate per annum equal to the Base Rate plus the applicable margin for Base Rate Loans then in effect in accordance with Section 2.07(a) plus 2%; provided, however, that, on and after the expiration of any Interest Period applicable to any Offshore Rate Loan outstanding on the date of occurrence of such Event of Default or acceleration, the principal amount of such Offshore Rate Loan shall, during the continuance of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Base Rate plus the applicable margin for Base Rate Loans then in effect in accordance with Section 2.07(a) plus 2%.

(f)         Anything herein to the contrary notwithstanding, the obligation of the Borrower to any Bank hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by such Bank would be contrary to the provisions of any law applicable to such Bank limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Bank, and in such event each Borrower shall pay such Bank interest at the highest rate permitted by applicable law.

             2.08                    Fees.

(a)         The Borrower shall pay to the Agent on the date of Borrowing for the account of each Bank an upfront fee with respect to such Bank in the amount as set forth for such Bank on the update sheet dated November 17, 2000 delivered by the Agent to the Borrower.

(b)        The Borrower shall pay to Bank of America on the date of Borrowing for its account a structuring and syndicating fee in the amount separately agreed in the Fee Letter.

(c)         The Borrower shall pay to the Agent on the date of Borrowing and on each anniversary thereafter for its account an administrative fee in the amount separately agreed in the Fee Letter.

             2.09                    Computation of Fees and Interest.

(a)         All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America's “reference rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year).  Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.  The Agent will provide to the Borrower a statement of the amount of interest due on each Interest Payment Date and such other dates that interest is due hereunder and a statement of the amount of fees due on each date that fees are due hereunder; provided that the failure of the Agent to provide any such statement shall not limit or otherwise affect the Borrower's obligations hereunder or under any Note or any other document or instrument given in connection herewith.

(b)        Each determination of an interest rate by the Agent shall be conclusive and binding on the Borrower and the Banks in the absence of manifest error.

             2.10                    Payments b y the Borrower.

(a)         All payments to be made by the Borrower shall be made without set-off, recoupment or counterclaim.  Except as otherwise expressly provided herein, all payments by the Borrower shall be made to the Agent for the account of the Banks at the Agent's Payment Office, and shall be made in dollars and in immediately available funds, no later than 12:00 noon (San Francisco time) on the date specified herein.  The Agent will promptly distribute to each Bank its Pro Rata Share (or other applicable share as expressly provided herein) of such payment in like funds as received.  Any payment received by the Agent later than 12:00 noon (San Francisco time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

(b)        Subject to the provisions set forth in the definition of “Interest Period” herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(c)         Unless the Agent receives notice from the Borrower prior to the date on which any payment is due to the Banks that the Borrower will not make such payment in full as and when required, the Agent may assume that the Borrower has made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Bank on such due date an amount equal to the amount then due such Bank.  If and to the extent the Borrower has not made such payment in full to the Agent, each Bank shall repay to the Agent on demand such amount distributed to such Bank, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Bank until the date repaid.

             2.11                    Payments by the Banks to the Agent.

(a)         Unless the Agent receives notice from a Bank on or prior to the date of Borrowing that such Bank will not make available as and when required hereunder to the Agent for the account of the Borrower the amount of that Bank's Pro Rata Share of the Borrowing, the Agent may assume that each Bank has made such amount available to the Agent in immediately available funds on the date of Borrowing and the Agent may (but shall not be so required), in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent any Bank shall not have made its full amount available to the Agent in immediately available funds and the Agent in such circumstances has made available to the Borrower such amount, that Bank shall on the Business Day following such date of Borrowing make such amount available to the Agent, together with interest at the Federal Funds Rate for each day during the period from the date of Borrowing to the date that Bank makes such amount available to the Agent.  A notice of the Agent submitted to any Bank with respect to amounts owing under this subsection (a) shall be conclusive, absent manifest error.  If such amount is so made available, such payment to the Agent shall constitute such Bank's Loan as of the date of the Borrowing for all purposes of this Agreement.  If such amount is not made available to the Agent on the Business Day following the date of Borrowing, the Agent will notify the Borrower of such failure to fund and, upon demand by the Agent, the Borrower shall pay such amount to the Agent for the Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

(b)        The failure of any Bank to make any Loan on the date of Borrowing shall not relieve any other Bank of any obligation hereunder to make a Loan on such Date, but no Bank shall be responsible for the failure of any other Bank to make the Loan to be made by such other Bank on any such Date.

             2.12                    Sharing of Payments, Etc  If, other than as expressly provided elsewhere herein, any Bank shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its Pro Rata Share, such Bank shall immediately (a) notify the Agent of such fact, and (b) purchase from the other Banks such participations in the Loans made by them as shall be necessary to cause such purchasing Bank to share the excess payment pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Bank, such purchase shall to that extent be rescinded and each other Bank shall repay to the purchasing Bank the purchase price paid therefor, together with an amount equal to such paying Bank's ratable share (according to the proportion of (i) the amount of such paying Bank's required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered.  Each Borrower agrees that any Bank so purchasing a participation from another Bank may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.11) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation.  The Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Banks following any such purchases or repayments.

             2.13                    Guaranty.  All obligations of the Borrower hereunder and any Note shall be guaranteed pursuant to the Guaranty, to the extent executed and delivered pursuant to Section 6.09 hereof.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

             3.01                    Taxes

(a)         Any and all payments by the Borrower to each Bank or the Agent under this Agreement and any other document or instrument given in connection herewith shall be made free and clear of, and without deduction or withholding for any Taxes.  In addition, the Borrower shall pay all Other Taxes.

(b)        The Borrower agrees to indemnify and hold harmless each Bank and the Agent for the full amount of Taxes or Other Taxes imposed on any payments by the Borrower under this Agreement (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by such Bank or the Agent and any liability (including penalties, interest, additions to tax and expenses, unless arising from the gross negligence or willful misconduct of such Bank or the Agent) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.  Payment under this indemnification shall be made within 30 days after the date such Bank or the Agent makes written demand therefor.

(c)         If the Borrower shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Bank or the Agent, then:

(i)          the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) such Bank or the Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

(ii)         the Borrower shall make such deductions and withholdings;

(iii)        the Borrower shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

(iv)       the Borrower shall also pay to each Bank or to the Agent for the account of such Bank, at the time interest is paid, all additional amounts which the respective Bank specifies as necessary to preserve the after-tax yield such Bank would have received if such Taxes or Other Taxes had not been imposed.

(d)        Within 30 days after the date of any payment by the Borrower of Taxes or Other Taxes, the Borrower shall furnish the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Agent.

(e)         If any Bank is a “foreign corporation, partnership or trust” within the meaning of the Code and such Bank claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Code (a “Non-U.S. Lender”), such Bank agrees with and in favor of the Agent and the Borrower, to deliver to the Agent and the Borrower:

(i)          if such Bank claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, two properly completed IRS Form W-8BEN or other version of IRS Form W-8, as appropriate, before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

(ii)         if such Bank claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Bank, two properly completed and executed copies of IRS Form W-8ECI or other version of IRS Form W-8, as appropriate, before the payment of any interest is due in the first taxable year of such Bank and in each succeeding taxable year of such Bank during which interest may be paid under this Agreement; and

(iii)        such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

Such forms and other documentation shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement and on or before the date, if any, such Non-U.S. Lender changes its applicable Lending Office by designating a different Lending Office or selecting an additional office.  In addition, each Non-U.S. Lender shall deliver appropriate replacements to such forms previously delivered by it promptly upon the obsolescence or invalidity of any form or other documentation previously delivered by such Non-U.S. Lender if under then applicable law, it can appropriately deliver such form.

(f)         The Borrower shall not be required to pay any additional amounts under subsection (c) above or any indemnification under subsection (b) above in respect of U.S. Federal withholding tax pursuant to paragraph (c) or (b) above to the extent that the obligation to pay such additional amounts or indemnification would not have arisen but for a failure by the such Bank to comply with the provisions of subsection (e) above.

(g)        If any Bank claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form W-8BEN and such Bank sells, assigns, grants a participation in, or otherwise transfers all or part of the obligations of the Borrower hereunder to such Bank, such Bank agrees to notify the Agent and the Borrower of the percentage amount in which it is no longer the beneficial owner such obligations of the Borrower to such Bank.  To the extent of such percentage amount, the Agent and the Borrower will treat such Bank's IRS Form W-8BEN as no longer valid.

(h)        If any Bank claiming exemption from United States withholding tax by filing IRS Form W-8ECI grants a participation in all or part of the obligations of the Borrower hereunder to such Bank, such Bank agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

(i)          If any Bank is entitled to a reduction in the applicable withholding tax, the Agent may withhold from any interest payment to such Bank an amount equivalent to the applicable withholding tax after taking into account such reduction.  If the forms or other documentation required by subsection (e) of this Section are not delivered to the Agent, then the Agent may withhold from any interest payment to such Bank not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(j)          If the IRS or any other governmental authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Bank (because the appropriate form was not delivered, was not properly executed, or because such Bank failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Bank shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, together with all costs and expenses (including Attorney Costs).  The obligation of the Banks under this subsection shall survive the payment of all obligations and the resignation or replacement of the Agent.

(k)         If the Borrower is required to pay additional amounts to any Bank or the Agent for such Person's account pursuant to subsection (c) of this Section, then such Bank shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Borrower which may thereafter accrue, if such change in the judgment of such Bank is not otherwise disadvantageous to such Bank, as the case may be.

             3.02                    Illegality.

(a)         If any Bank reasonably determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other governmental authority has asserted that it is unlawful, for any Bank or its applicable Lending Office to make Offshore Rate Loans, then, on notice thereof by the Bank to the Borrower through the Agent, any obligation of that Bank to make Offshore Rate Loans shall be suspended until such Bank notifies the Agent and the Borrower that the circumstances giving rise to such determination no longer exist.

(b)        If a Bank reasonably determines that it is unlawful for such Bank to maintain any Offshore Rate Loan, upon its receipt of notice of such fact and demand from such Bank (with a copy to the Agent) (i) the Borrower shall prepay in full such Offshore Rate Loans to it of that Bank then outstanding, together with interest accrued thereon and amounts required under Section 3.04, either on the last day of the Interest Period thereof, if such Bank may lawfully continue to maintain such Offshore Rate Loans to such day, or immediately, if such Bank may not lawfully continue to maintain such Offshore Rate Loans, or (ii) the Offshore Rate Loan of the Borrower to that Bank shall be automatically converted to a Base Rate Loan, either on the last day of the Interest Period thereof, if such Bank may lawfully continue to maintain such Offshore Rate Loan to such day, or immediately, if such Bank may not lawfully continue to maintain such Offshore Rate Loan, and, in the case of a conversion to a Base Rate Loan prior to the last day of the Interest Period thereof, the Borrower shall pay, on the date of such automatic conversion, interest accrued thereon to such day and amounts required under Section 3.04.

(c)         If the obligation of any Bank to make or maintain Offshore Rate Loans has been so terminated or suspended, the Borrower may elect, by giving notice to such Bank through the Agent that all Loans which would otherwise be made by such Bank as Offshore Rate Loans shall be instead Base Rate Loans.

             3.03                    Increased Costs and Reduction of Return.

(a)         If any Bank determines that, due to either (i) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the Offshore Rate) in or in the interpretation of any law or regulation or (ii) the compliance by that Bank with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to such Bank of agreeing to make or making, funding or maintaining any Offshore Rate Loans, then each Borrower shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Agent), pay to the Agent for the account of such Bank, additional amounts as are sufficient to compensate such Bank for such increased costs.

(b)        If any Bank shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other governmental authority charged with the interpretation or administration thereof, or (iv) compliance by such Bank (or the Lending Office of such Bank) or any corporation controlling such Bank with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by such Bank or any corporation controlling such Bank and (taking into consideration such Bank's or such corporation's policies with respect to capital adequacy and such Bank's or such corporation's desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment, Loan, credits or obligations under this Agreement, then, upon demand of such Bank to the Borrower through the Agent, the Borrower shall pay to such Bank, as applicable, from time to time as specified by such Bank, additional amounts sufficient to compensate such Bank for such increase.  For purposes of this subsection, “Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other governmental authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

             3.04                    Funding Losses.  The Borrower shall reimburse each Bank and hold each Bank, harmless from any loss or expense which such Bank may sustain or incur as a consequence of:

(a)         the failure of the Borrower to make on a timely basis any payment of principal of any Offshore Rate Loan;

(b)        the failure of the Borrower to borrow, continue or convert a Loan after the Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

(c)         the failure of the Borrower to make any prepayment of any Loan in accordance with any notice delivered under Section 2.05;

(d)        the prepayment (including pursuant to Section 2.05) or other payment (including after acceleration thereof) of any Offshore Rate Loan on a day that is not the last day of the relevant Interest Period; or

(e)         the automatic conversion under Section 2.04 or subsection 3.02(b) of any Offshore Rate Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period; including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Offshore Rate Loans or from fees payable to terminate the deposits from which such funds were obtained.

             3.05                    Inability to Determine Rates.  If the Agent determines that for any reason adequate and reasonable means do not exist for determining the Offshore Rate for any requested Interest Period with respect to a proposed Offshore Rate Loan, or that the Offshore Rate applicable pursuant to subsection 2.07(b) for any requested Interest Period with respect to a proposed Offshore Rate Loan does not adequately and fairly reflect the cost to the Banks of funding such Loan, the Agent will promptly so notify the Borrower and each Bank.  Thereafter, the obligation of the Banks to make or maintain Offshore Rate Loans, as the case may be, hereunder shall be suspended until the Agent revokes such notice in writing.  Upon receipt of such notice, the Borrower may revoke Notice of Borrowing or Notice of Conversion/Continuation then submitted by it.  If the Borrower does not revoke such Notice of Borrowing, the Banks shall make, convert or continue the Loans, as proposed by the Borrower, in the amount specified in the applicable notice submitted by the Borrower, but such Loans shall be made, converted or continued as Base Rate Loans instead of Offshore Rate Loans.

             3.06                    Survival.  The agreements and obligations of the Borrower in this Article III shall survive the payment of all other obligations hereunder.

ARTICLE IV.

CONDITIONS PRECEDENT

             4.01                    Conditions of Initial Loans.  The obligation of each Bank to make its Loan hereunder is subject to the condition that the Agent have received all of the following, in form and substance satisfactory to the Agent and each Bank, and in sufficient copies for each Bank:

(a)         Credit Agreement and Notes.  This Agreement and, if requested by any Bank three Business Days before the Closing Date, the Note payable to such Bank, each executed by each party thereto;

(b)        Legal Opinions.  (i)  An opinion, dated the Closing Date, of Miller Nash LLP, counsel to the Borrower, substantially in the form of Exhibit D-1 and (ii) an opinion, dated the Closing Date, of Morrison & Foerster, special California counsel to the Agent, substantially in the form of Exhibit D-2;

(c)         Resolutions.  A copy of a resolution or resolutions passed by the Board of Directors (or, to the extent permitted by resolutions or bylaws of the Board of Directors, the Executive Committee thereof) of the Borrower, certified by the Secretary or an Assistant Secretary of the Borrower as being in full force and effect on the Closing Date, authorizing the Borrowing and the execution, delivery and performance of this Agreement and any instrument or agreement required hereunder or thereunder;

(d)        Incumbency.  A certificate, signed by the Secretary or an Assistant Secretary of the Borrower and dated the Closing Date, as to the incumbency, and containing the specimen signature or signatures, of the person or persons authorized to execute and deliver this Agreement and any instrument or agreement required hereunder or thereunder;

(e)         [Intentionally omitted];

(f)         Certificates.  A certificate signed by a duly authorized officer of the Borrower, dated as of the Closing Date, stating that:

(i)          the representations and warranties contained in Article V are true and correct on and as of such date, as though made on and as of such date; and

(ii)         no Default or Event of Default exists or would result from the Borrowing to be made by it;

(g)        Other Documents.  Certified copies of all approvals, consents, exemptions and other actions by, or certificates of, and notices to and filings with, any governmental authority and any trustee or holder of any indebtedness or obligation of the Borrower which, in any Bank's opinion, are required in connection with any transaction contemplated herein, including good standing certificates with respect to the Borrower for the States of Delaware and Oregon; and

(h)        No Material Adverse Effect.  There shall not have occurred a material adverse change since June 30, 2000 in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole or in the facts and information regarding such entities as represented to date.

             4.02                    Conditions to the Borrowing and all Conversions and Continuations.  The obligation of each Bank to make its Loan or to continue or convert such Loan, is subject to the satisfaction of the following conditions precedent on the relevant date of Borrowing, conversion or continuation;

(a)         Notice of Borrowing or Notice of Conversion/Continuation.  As to any Loan, the Agent shall have received (with, in the case of the initial Loan only, a copy for each Bank) a Notice of Borrowing on the date of Borrowing or a Notice of Conversion/Continuation;

             Continuation of Representations and Warranties.  The representations and warranties in Article V (exclusive of the last two sentences of Section 5.13) shall be true and correct on and as of such date of Borrowing, conversion or continuation with the same effect as if made on and as of such date of Borrowing, conversion or continuation; and

(c)         No Existing Default.  No Default or Event of Default shall exist or shall result from such Borrowing, conversion or continuation.

Each Notice of Borrowing or Notice of Conversion/Continuation submitted by the Borrower hereunder shall constitute a representation and warranty by the Borrower, as of the date of each such notice or request and as of the date of such Borrowing, conversion or continuation, that the conditions in this Section 4.02 are satisfied.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

             Borrower represents and warrants to the Agent and each Bank that:

             5.01                    Corporate Existence.  The Borrower is a corporation duly organized and existing under the laws of the jurisdiction of its incorporation, and is properly qualified as a foreign corporation and in good standing in every jurisdiction in which it is doing business of a nature that requires such qualification;

             5.02                    Subsidiaries.  Each of its Subsidiaries is duly organized and existing under the laws of the jurisdiction of its formation, and is properly qualified as a foreign corporation and in good standing in every jurisdiction in which it is doing business of a nature that requires such qualification;

             5.03                    Corporate Authorization.  The execution, delivery and performance of this Agreement and any instrument or agreement required hereunder to be executed by it, and, to the extent executed and delivered pursuant to Section 6.09, the execution, delivery and performance of the Guaranty and Contribution Agreement by each Material Domestic Subsidiary and any instrument or agreement required hereunder or thereunder to be executed by such Person, are within such Person’s powers, have been duly authorized, and are not in conflict with the terms of any charter, bylaw or other organization papers of such Person, or any instrument or agreement to which such Person is a party or by which such Person is bound or affected;

             5.04                    Governmental Authorization.  No approval, consent, exemption or other action by, or notice to or filing with, any governmental authority is necessary in connection with the execution, delivery or performance by the Borrower of this Agreement or by any Material Domestic Subsidiary of the Guaranty or Contribution Agreement or any instrument or agreement required hereunder or thereunder to be executed by such Person, except as may have been obtained and certified copies of which have been delivered to the Agent and each Bank;

             5.05                    No Contravention.  There is no law, rule or regulation applicable to the Borrower or any of the Material Domestic Subsidiaries, nor is there any judgment, decree or order of any court or governmental authority binding on the Borrower or any of the Material Domestic Subsidiaries, which would be contravened by the execution, delivery, performance or enforcement of this Agreement, the Guaranty, or the Contribution Agreement or any instrument or agreement required hereunder;

             5.06                    Binding Effect.  This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and upon the execution and delivery thereof, the Guaranty and the Contribution Agreement will be legal, valid and binding agreements of each of the Material Domestic Subsidiaries, and any instrument or agreement required hereunder or thereunder when executed and delivered, will be similarly legal, valid, binding and enforceable;

             5.07                    Encumbrances.  The properties and assets of the Borrower and Subsidiaries are free and clear of all security interests, liens, encumbrances or rights of others, except for security interests, liens and encumbrances permitted under Section 7.04;

             5.08                    Compliance with Laws.  The Borrower and each of its Subsidiaries are in compliance with all applicable federal, state and local laws, ordinances and regulations relating to hazardous materials or wastes or hazardous or toxic substances, except where failure to so comply would not have a material adverse effect on the Borrower's consolidated financial condition or operations or materially impair the Borrower's ability to perform its obligations hereunder or under any instrument or agreement required hereunder or the ability of any Material Domestic Subsidiary to perform its obligations under the Guaranty or Contribution Agreement or under any instrument or agreement required thereunder;

             5.09                    Litigation.   Except as disclosed in reports filed by the Borrower with the Securities and Exchange Commission, copies of which have been delivered to the Banks, there are no suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries or their respective properties, the adverse determination of which might reasonably be expected to materially affect the Borrower's consolidated financial condition or operations or materially impair the Borrower's ability to perform its obligations hereunder or under any instrument or agreement required hereunder or the ability of any Material Domestic Subsidiary to perform its obligations under the Guaranty or Contribution Agreement or under any instrument or agreement required thereunder;

             5.10                    No Default.  No Default or Event of Default has occurred and is continuing or would result from the incurring of obligations by the Borrower hereunder or any Material Domestic Subsidiary under the Guaranty or Contribution Agreement;

             5.11                    Use of Proceeds; Margin Regulations.  The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by Section 6.01 and Section 7.05.  Neither the Borrower nor any of its Subsidiaries is generally engaged in the business of purchasing or selling “margin stock” as such term is defined in Regulation T, U  or X of the FRB or extending credit for the purpose of purchasing or carrying such margin stock;

             5.12                    Regulated Entities.  Neither the Borrower, any Person controlling the Borrower, or any Subsidiary of the Borrower is an “Investment Company” within the meaning of the Investment Company Act of 1940.  The Borrower is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur indebtedness;

             5.13                    Financial Statements.All consolidated financial statements for the year ended December 31, 1999, and subsequent periods, furnished by the Borrower to the Agent and the Banks present fairly, in all material respects, the consolidated financial position of the Borrower (unless otherwise therein noted and any changes in accounting principles and practices are concurred with by the accountants referred to in subsection 6.07(b)) and, together with all other information and data furnished by the Borrower to the Agent and the Banks, are complete and correct as of the dates and periods therein specified.  Since such dates there has been no change in the Borrower's consolidated financial condition or results of operations sufficient to impair the Borrower' ability to repay the Loans in accordance with the terms hereof.  Neither the Borrower nor any of its Subsidiaries has any contingent obligations, liabilities for taxes or other outstanding financial obligations which are material in the aggregate, except as disclosed in such statements, information and data;

             5.14                    ERISA Compliance .

(a)         Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law.  Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and, to the best knowledge of the Borrower, nothing has occurred which would cause the loss of such qualification.  The Borrower and each ERISA Affiliate have made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan;

(b)        There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any governmental authority, with respect to any Plan which have resulted or could reasonably be expected to result in a material adverse change in the Borrower's consolidated financial condition or results of operations.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a material adverse change in the Borrower's consolidated financial condition or results of operations;

(c)         (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) except as disclosed in Schedule 5.14(c), no Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; and

             5.15                    Swap Obligations.  Neither the Borrower nor any of its Subsidiaries has incurred any outstanding obligations under any Swap Contracts, other than Permitted Swap Obligations.

ARTICLE VI.

AFFIRMATIVE COVENANTS

             So long as any Bank shall have any Commitment hereunder or any Loan or other obligation hereunder shall remain unpaid or unsatisfied, the Borrower will and, with respect to Sections 6.02, 6.03, 6.04, 6.05, 6.06 and 6.08, will cause each of its Subsidiaries to, unless the Majority Banks waive compliance in writing:

             6.01                    Use of Proceeds.  Use the proceeds of the Loans for working capital, capital expenditures or other lawful general corporate purposes, including refinancing of indebtedness under the Existing Credit Agreement, not in contravention of any Requirement of Law;

             6.02                    Preservation of Corporate Existence, Etc.  Preserve all rights, privileges and franchises useful or necessary for ordinary business operations and keep all properties useful or necessary for ordinary business operations in good working order and condition, and from time to time make all needful repairs, renewals and replacements thereto and thereof so that the efficiency of such property shall be fully maintained and preserved;

             6.03                    Notices.  Promptly give notice in writing to the Agent and each Bank of:

(a)         all litigation when the aggregate amount of claims pending is $50,000,000 or more and the litigation involves $15,000,000 or more and the Borrower, or a Subsidiary thereof, is a defendant;

(b)        any dispute which may exist between the Borrower or any of its Subsidiaries and any governmental regulatory body or any threatened action by any governmental agency to acquire or condemn any of the properties of the Borrower or any of its Subsidiaries where the amount involved is $30,000,000 or more;

(c)         any strike involving 1,000 or more employees of the Borrower or any of its Subsidiaries which has continued for thirty (30) days;

(d)        any proceeding or order before any court or administrative body requiring the Borrower or any of its Subsidiaries to comply with any statute or regulation regarding protection of the environment if such compliance would require (i) expenditures in the amount of $50,000,000 or more or (ii) if such violation involves the reasonable possibility of the imposition of a fine of $20,000,000 or more;

(e)         the occurrence of any of the following events affecting the Borrower or any ERISA Affiliate (but in no event more than 10 days after such event), and deliver to the Agent and each Bank a copy of any notice with respect to such event that is filed with a governmental authority and any notice delivered by a governmental authority to the Borrower or any ERISA Affiliate with respect to such event:

(i)          an ERISA Event;

(ii)         a material increase in the Unfunded Pension Liability of any Plan;

(iii)        the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by the Borrower or any ERISA Affiliate; or

(iv)       the adoption of any amendment to a Plan subject to Section 412 of the Code, if such amendment results in a material increase in contributions or Unfunded Pension Liability,

(f)         any Default or Event of Default known to the Borrower; and

(g)        any change by Moody’s or S&P in the Debt Rating.

Each notice under this Section shall be accompanied by a written statement by the chief financial officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower or any affected Subsidiary proposes to take with respect thereto and at what time.  Each notice under subsection 6.03(f) shall describe with particularity any and all clauses or provisions of this Agreement that have been breached or violated;

             6.04                    Payment of Obligations.  Promptly pay and discharge all material obligations, including tax claims, at maturity, except such as may be contested in good faith or as to which a bona fide dispute may exist;

             6.05                    Insurance.  Maintain such insurance as is usually maintained by others in the business of the same nature as the business of the Borrower and each of its Subsidiaries, as the case may be, or maintain a program of self insurance, with reserves, in accordance with sound business practices;

             6.06                    Inspection of Property and Books and Records.  Maintain adequate books, accounts and records in accordance with good accounting standards and permit representatives of the Majority Banks or the Agent to inspect such books and records and to visit the properties of the Borrower and its Subsidiaries;

             6.07                    Financial Statements.  From time to time as hereinafter set forth promptly prepare, or cause to be prepared, and deliver to the Agent, with sufficient copies for each Bank, in form and detail satisfactory to the Majority Banks:

(a)         On a consolidated basis summary balance sheets and statements of income, shareholders' equity and cash flows for the Borrower and its Subsidiaries as of the end of each of the first three quarterly accounting periods in each fiscal year of the Borrower; such statements shall be delivered within 45 days from the end of the period covered and shall be furnished with a Compliance Certificate signed by a responsible officer of the Borrower;

(b)        On a consolidated basis summary balance sheets and statements of income, shareholders' equity and cash flows for the Borrower and its Subsidiaries as of the end of each fiscal year of the Borrower, certified by an independent certified public accountant or accountants selected by the Borrower and acceptable to the Majority Banks; such independent certified public accountant or accountants shall also certify to the effect that in the course of making their audit they obtained no knowledge of any existing unremedied Default or Event of Default by the Borrower under this Agreement, or a statement disclosing any such defaults if any are found, which statements referred to in this Section 6.07(b) shall be delivered within 90 days from the end of the period covered and shall be furnished with a Compliance Certificate signed by a responsible officer of the Borrower;

(c)         Within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower and within 90 days after the end of each fiscal year of the Borrower, a Compliance Certificate, with schedules containing the information and calculations necessary to substantiate compliance with Section 7.01, certified by a responsible officer of the Borrower and, in the case of financial statements as of the end of each fiscal year, reviewed and certified by the Borrower's independent certified public accountant or accountants;

(d)        Within 90 days after the end of each fiscal year of the Borrower, a list of Subsidiaries;

(e)         Within 15 days after filing with the Securities and Exchange Commission, a copy of all public documents (with the exception of Forms S-8) filed by the Borrower with the Securities and Exchange Commission; and

(f)         Such other financial statements, lists of property and accounts, forecasts, legal opinions or reports as to the Borrower or any of its Subsidiaries, as any Bank may reasonably request from time to time; and

             6.08                    ERISA Compliance .

(a)         Maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (c) make all required contributions to any Plan subject to Section 412 of the Code, and cause each of its ERISA Affiliates to do each of the foregoing; and (d) not take or permit any action which would cause the representations in subsection 5.14 with respect to the Borrower to cease to be true and correct in all material respects.

             6.09                    New Subsidiaries.  If the Borrower or any of its Subsidiaries at any time after the date hereof, acquires, forms, or establishes any Material Domestic Subsidiary or any Subsidiary becomes a Material Domestic Subsidiary, the Borrower shall (i) cause any such Material Domestic Subsidiary (and, as applicable, the Borrower) to promptly (a) execute and deliver to the Agent the Guaranty and Contribution Agreement, or, as appropriate, supplements thereto in forms attached hereto as Exhibits G, H and I and (b) provide such evidence of due authorization, execution, and delivery of such documents as the Agent may reasonably require; and (ii) cause its counsel to provide an opinion regarding such Material Domestic Subsidiary and/or the Borrower and the Guaranty and Contribution Agreement (or, as applicable, Supplement) covering the opinions and subject to the limitations set forth in the form of opinion attached as Exhibit D-1 hereto.

             6.10                    Additional Covenants.  In the event that at any time this Agreement is in effect or any Loan or Note remains unpaid the Borrower shall enter into any agreement, guarantee, indenture or other instrument governing, relating to, providing for commitments to advance or guaranteeing any Financing (as defined below) or to amend any terms and conditions applicable to any Financing, which agreement, guarantee, indenture or other instrument includes covenants, warranties, representations, defaults or events of default (or any other type of restriction which would have the practical effect of any of the foregoing, including, without limitation, any “put” or mandatory prepayment of such debt) or other terms or conditions (other than relating to any matters set forth in Section 2.07) not substantially as, or in addition to those, provided in this Agreement or any other document related hereto, or more favorable to the lender or other counterparty thereunder than those provided in this Agreement or any other document related hereto, the Borrower shall promptly so notify the Agent and the Banks.  Thereupon, if the Agent shall request by written notice to the Borrower (after a determination has been made by the Majority Banks that any of the above referenced documents or instruments contain any provisions which either individually or in the aggregate are more favorable than one of the provisions set forth herein), the Borrower, the Agent and the Banks shall enter into an amendment to this Agreement providing for substantially the same such covenants, warranties, representations, defaults or events of default or other terms or conditions as those provided for in such agreement, guarantee, indenture or other instrument, to the extent required and as may be selected by the Agent, such amendment to remain in effect until any such covenants, warranties, representations, defaults or events of default or other terms or conditions shall no longer be in effect pursuant to such other agreement, guarantee, indenture or other instrument.  As used herein, the term “Financing” means (i) any transaction or series of transactions for the incurrence by the Borrower of any indebtedness or for the establishment of a commitment to make advances which would constitute indebtedness of the Borrower, which indebtedness is not by its terms subordinate and junior to other indebtedness of the Borrower, (ii) an obligation incurred in a transaction or series of transactions in which assets of the Borrower are sold and leased back, or (iii) a sale of accounts or other receivables or any interest therein, other than a sale or transfer of accounts or receivables attendant to a sale permitted hereunder; provided, that the maturity date of any such transaction described in clauses (i), (ii) or (iii) shall be longer than one year and the principal amount of any such transaction described in clauses (i), (ii) or (iii) shall be at least $25,000,000.

ARTICLE VII.

NEGATIVE COVENANTS

             So long as any Bank shall have any Commitment hereunder or any Loan or other obligation hereunder shall remain unpaid or unsatisfied, the Borrower will not, nor will it permit any of its Subsidiaries to, unless the Majority Banks waive compliance in writing:

             7.01                    Funded Debt to Capitalization.On a consolidated basis, permit the ratio of Funded Debt to Capitalization, measured as of the end of each fiscal quarter, to be in excess of 0.55 to 1.00;

             7.02                    Disposition of Property.  Sell, lease, sell and lease back, exchange, transfer or otherwise dispose of:

(a)         in a transaction, or a series of transactions, all or substantially all of the property and assets of the Borrower and its Subsidiaries on a consolidated basis;

(b)        during any calendar year, any of its fixed or capital assets with a fair market value exceeding on a cumulative basis for such year for all such dispositions by the Borrower and its Subsidiaries ten percent (10%) of the total consolidated assets of the Borrower  (determined as of the immediately preceding December 31); or

(c)         any of its material assets, to the extent not otherwise prohibited by this Section, except for full, fair and reasonable consideration;

             7.03                    Mergers.  Merge or consolidate with any other Person or liquidate or dissolve; provided, however, that:

(a)         Borrower may merge or consolidate with any other Person if, (i) in the case of a merger or consolidation of the Borrower, the Borrower (or the resulting corporation in a consolidation) will be the surviving corporation and (ii) in all events, the Borrower (or such resulting corporation) will not be in default under any of the terms of this Agreement immediately after the merger or consolidation; and

(b)        any Subsidiary may be merged with or dissolved into the Borrower or with or into any other Subsidiary; provided that, in the case of a merger with or dissolution into the Borrower, the Borrower will be the surviving corporation;

             7.04                    Encumbrances.  Subject (or permit to be subjected) any property to any mortgage, deed of trust, encumbrance, or voluntary lien or acquire property subject thereto; provided, however, that this Section 7.04 shall not be deemed to prohibit mortgages or other encumbrances (or acquisitions of property subject thereto), including in support of industrial revenue or pollution control bonds which are capitalized and treated as indebtedness by the Borrower (provided that the maximum aggregate outstanding balance of indebtedness secured by such mortgages or other encumbrances, including such bonds but excluding indebtedness secured by liens on promissory notes of Sierra Pacific Industries and Simpson Timber Company pledged by L-PSPV, Inc. or L-P SPV2, LLC, shall never be in excess of $200,000,000 in the aggregate for the Borrower and its Subsidiaries on a consolidated basis), liens for taxes, loggers' liens, mechanics' liens, or other liens arising by law out of the nature of the operations involved;

             7.05                    Use of Proceeds.

(a)         Use any portion of the Loan proceeds, directly or indirectly, (i) to purchase or carry “margin stock” as such term is defined in Regulation T, U  or X of the FRB, (ii) to repay or otherwise refinance indebtedness of the Borrower or others incurred to purchase or carry such margin stock, (iii) to extend credit for the purpose of purchasing or carrying any such margin stock, or (iv) to acquire any security in any transaction that is subject to Section 13 or 14 of the Securities and Exchange Act of 1934, and regulations promulgated thereunder; or

(b)        directly or indirectly, use any portion of the Loan proceeds (i) knowingly to purchase Ineligible Securities from the Arranger during any period in which the Arranger makes a market in such Ineligible Securities, (ii) knowingly to purchase during the underwriting or placement period Ineligible Securities being underwritten or privately placed by the Arranger, or (iii) to make payments of principal or interest on Ineligible Securities underwritten or privately placed by the Arranger and issued by or for the benefit of the Borrower or any Affiliate of the Borrower.  The Arranger is a registered broker-dealer and permitted to underwrite and deal in certain Ineligible Securities; and “Ineligible Securities” means securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. § 24, Seventh), as amended; or

             7.06                    ERISA.

(a)         engage in one or more prohibited transactions or violations of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably expected to result in liability of the Borrower in an aggregate amount in excess of $50,000,000; or (b) engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, and the Borrower shall not suffer or permit any of its ERISA Affiliates to do any of the foregoing.

ARTICLE VIII.

EVENTS OF DEFAULT

             8.01                    Events of Default.  Any of the following shall constitute an “Event of Default”:

(a)         The Borrower shall fail to pay, within five (5) Business Days after the date when due, any installment of interest or principal or any other sum due under this Agreement in accordance with the terms hereof;

(b)        Any representation or warranty herein or in any agreement, instrument or certificate executed pursuant hereto, including the Guaranty, or in connection with any transaction contemplated hereby shall prove to have been false or misleading in any material respect when made or when deemed to have been made;

(c)         A writ, execution or attachment, or any similar process, shall be levied against all or any substantial portion of the property of the Borrower or any of its Subsidiaries or any judgment shall be entered against the Borrower or any of its Subsidiaries in an amount in excess of $20,000,000 and such writ, execution, attachment, process or judgment is not released, bonded, satisfied, vacated or appealed from within 60 days after its levy or entry, or the total of all judgments against the Borrower and its Subsidiaries outstanding at any time which have not been released, bonded, satisfied, vacated or appealed from within 60 days from the respective dates of entry thereof shall exceed $50,000,000 in the aggregate;

(d)        The Borrower or any of its Subsidiaries shall fail to pay its debts generally as they come due, or shall file any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law, or any other law or laws for the relief of, or relating to, debtors;

(e)         An involuntary petition shall be filed under any bankruptcy statute against the Borrower or any of its Subsidiaries, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) shall be appointed to take possession, custody, or control of the properties of the Borrower or any of its Subsidiaries, unless such petition or appointment is set aside or withdrawn or ceases to be in effect within 45 days from the date of said filing or appointment;

(f)         (i) Any Event of Default shall occur under and as defined in Section 8 of the Existing Credit Agreement or the comparable section under any agreement evidencing a restatement or refinancing of the Existing Credit Agreement, (ii) any default shall occur under any other agreement involving the borrowing of money or the extension of credit under which the Borrower or any of its Subsidiaries may be obligated as borrower having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $25,000,000, if such default consists of the failure to pay any such indebtedness when due or if such default causes (or upon a lapse of time or notice or both would cause) the acceleration of any such indebtedness or the termination of any commitment to lend, or if such default permits (or upon a lapse of time or notice or both would permit) the holder or holders of such indebtedness or beneficiary or beneficiaries of such indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to accelerate any indebtedness or to terminate any commitment to lend, or (iii) there occurs under any Swap Contract an Early Termination Date resulting from (1) any event of default under such Swap Contract as to which the Borrower or any of its Subsidiaries is the Defaulting Party or (2) any Termination Event as to which the Borrower or any of its Subsidiaries is an Affected Party, and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than $25,000,000; for purposes of this subsection (f), the terms “Early Termination Date”, “Defaulting Party”, “Termination Event”, and “Affected Party” shall have the meanings assigned to them in the relevant Swap Contract, it being understood that such definitions contemplate Swap Contracts documented on International Swaps and Derivatives Association (“ISDA”) standard forms; if such Swap Contract is not documented on an ISDA standard form, such terms shall be given similar or analogous meanings as used in such non-ISDA standard agreements;

(g)        (i) Any one or more ERISA Events shall occur with respect to one or more Pension Plans or Multiemployer Plans which has or have resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $50,000,000; (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds $50,000,000; or (iii) the Borrower or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment or payments with respect to its withdrawal liability under Section 4201 of ERISA under any one or more Multiemployer Plans, which payment or payments are in an aggregate amount in excess of $50,000,000;

(h)        The entering of a final order by any court or administrative agency requiring the Borrower or any of its Subsidiaries to divest itself of such a substantial part of its assets that the ability of the Borrower to pay, when due and payable, either at the fixed maturity thereof or otherwise, the Loans or any part thereof, or any installment of interest thereon, or the principal of or interest on any other obligation for borrowed money, will be or may reasonably be expected to be materially adversely affected, which order is not subject to appeal or review by any court or as to which order the right to appeal or review has expired, and such order remains in effect for more than 60 days;

(i)          Any Person or related group of Persons (other than employees of the Borrower or its Subsidiaries and any Plan for the benefit of such employees) shall beneficially own or shall control by proxy or otherwise, or shall enter into any agreement to obtain any right to acquire, more than thirty percent (30%) of the Borrower's voting securities;

(j)          At any time prior to termination or expiration of the Commitment and payment in full of the Loans and any other obligations of the Borrower hereunder and under any other document or instrument given in connection herewith and of any amounts due under the Guaranty, the Guaranty (to the extent executed and delivered pursuant to Section 6.09) is for any reason partially (including with respect to future advances) or wholly revoked or invalidated, or otherwise ceases to be in full force and effect, or the Borrower, any Material Domestic Subsidiary or any other Person contests in any manner the validity or enforceability thereof or denies that it has any further liability or obligation thereunder; or

(k)         The Borrower or any Material Domestic Subsidiary shall breach, or default under, any covenant, term, condition, provision, representation or warranty contained in this Agreement or in the Guaranty or Contribution Agreement not specifically referred to in this Article, and, except in the case of a breach or default under Section 7.03 of this Agreement, such breach or default shall continue for thirty days after the earlier of its discovery by any elected or appointed officer of the Borrower or written notice thereof to the Borrower by the Agent or any Bank.

             8.02                    Remedies.  If any Event of Default occurs, the Agent shall, at the request of, or may, with the consent of, the Majority Banks,

(a)         declare the commitment of each Bank to make Loans to be terminated, whereupon such commitments shall be terminated;

(b)        declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other document or instrument given in connection herewith to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c)         exercise on behalf of itself and the Banks all rights and remedies available to it and the Banks under this Agreement, the Notes, the Guaranty, the Contribution Agreement or applicable law;

provided, however, that upon the occurrence of any event specified in subsection (d) or (e) of Section 8.01 (in the case of subsection (e) upon the expiration of the 45-day period mentioned therein), the obligation of each Bank to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Agent or any Bank.

             8.03                    Rights Not Exclusive.  The rights provided for in this Agreement and the other documents or instruments given in connection herewith are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

             8.04                    Notice of Default.  The Agent shall give notice to the Borrower under subsection 8.01(k) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.

ARTICLE IX.

THE AGENT

             9.01                    Appointment and Authorization; “Agent”.  Each Bank hereby irrevocably (subject to Section 9.09) appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other document or instrument given in connection herewith and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any such document or instrument, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any such document or instrument, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other document or instrument given in connection herewith or otherwise exist against the Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

             9.02                    Delegation of Duties.  The Agent may execute any of its duties under this Agreement or any other document or instrument given in connection herewith by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

             9.03                    Liability of Agent.  None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other document or instrument given in connection herewith or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Banks for any recital, statement, representation or warranty made by the Borrower or any Subsidiary or Affiliate of the Borrower, or any officer thereof, contained in this Agreement or in any other such document or instrument, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other document or instrument given in connection herewith, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other such document or instrument, or for any failure of the Borrower or any other party to any other such document or instrument to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other such document or instrument, or to inspect the properties, books or records of the Borrower or any of the Borrower's Subsidiaries or Affiliates.

             9.04                    Reliance by Agent .

(a)         The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Agent.  The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other document or instrument given in connection herewith unless it shall first receive such advice or concurrence of the Majority Banks (or, when expressly required hereby, all of the Banks) as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other document or instrument given in connection herewith in accordance with a request or consent of the Majority Banks (or, when expressly required hereby, all of the Banks) and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks.

(b)        For purposes of determining compliance with the conditions specified in Section 4.01, each Bank that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Agent to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Bank.

             9.05      Notice of Default.   The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Banks, unless the Agent shall have received written notice from a Bank or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  The Agent will notify the Banks of its receipt of any such notice.  The Agent shall take such action with respect to such Default or Event of Default as may be requested by the Majority Banks in accordance with Article VIII; provided, however, that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Banks.

             9.06      Credit Decision.   Each Bank acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Agent hereafter taken, including any review of the affairs of the Borrower or its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Bank.  Each Bank represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder.  Each Bank also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other documents or instruments given in connection herewith, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower.  Except for notices, reports and other documents expressly herein required to be furnished to the Banks by the Agent, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower which may come into the possession of any of the Agent-Related Persons.

             9.07                    Indemnification of Agent.  Whether or not the transactions contemplated hereby are consummated, the Banks shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), pro rata, from and against any and all Indemnified Liabilities; provided, however, that no Bank shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct.  Without limitation of the foregoing, each Bank shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other document or instrument given in connection herewith, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrower.  The undertaking in this Section shall survive the payment of all obligations hereunder and the resignation or replacement of the Agent.

             9.08                    Agent in Individual Capacity.  Bank of America (or any successor agent) and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its Subsidiaries and Affiliates as though Bank of America (or such successor agent) were not the Agent hereunder and without notice to or consent of the Banks.  The Banks acknowledge that, pursuant to such activities, Bank of America (or such successor agent) or its Affiliates may receive information regarding the Borrower or its Subsidiaries or Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Subsidiaries or Affiliates) and acknowledge that the Agent shall be under no obligation to provide such information to them.  With respect to its Loans, Bank of America (or such successor) shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent, and the terms “Bank” and “Banks” include Bank of America (or such successor) in its individual capacity.

             9.09                    Successor Agent.  The Agent may, and at the request of the Majority Banks shall, resign as Agent upon 30 days' notice to the Borrower and the Banks.  If the Agent resigns under this Agreement, the Majority Banks shall appoint from among the Banks a successor agent for the Banks.  If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Banks and the Borrower, a successor agent from among the Banks.  Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor agent and the retiring Agent's appointment, powers and duties as Agent shall be terminated.  The Borrower may continue to deal with the retiring Agent as Agent hereunder until the Borrower receives notice of the appointment of such a successor agent.  After any retiring Agent's resignation hereunder as Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.  If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Agent hereunder until such time, if any, as the Majority Banks appoint a successor agent as provided for above.  If the Borrower has not received notice of the appointment of a successor agent within 30 days of the retiring Agent's notice of resignation, the Borrower shall deal directly with the Banks until the Borrower receives notice of the appointment of a successor agent as provided above.

             9.10                    Other Agents.  None of the Banks identified on the facing page or signature pages of this Agreement as  “Syndication Agent,” “Documentation Agent” or “Book Manager and Lead Arranger” shall have any right, power, obligation, liability, responsibility, or duty under this Agreement other than those applicable to all Banks as such.  Without limiting the foregoing, none of the Banks so identified as “Syndication Agent,” “Documentation Agent” or “Book Manager and Lead Arranger” shall have or be deemed to have any fiduciary relationship with any Bank.  Each Bank acknowledges that it has not relied, and will not rely, on any of the Banks so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE X.

MISCELLANEOUS

             10.01                  Amendments and Waivers.  No amendment or waiver of any provision of this Agreement or any other document or instrument given in connection herewith, and no consent with respect to any departure by the Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Majority Banks (or by the Agent at the written request of the Majority Banks) and the Borrower and acknowledged by the Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Banks and the Borrower and acknowledged by the Agent, do any of the following:

(a)         increase or extend any Commitment of any Bank (or reinstate any Commitment terminated pursuant to Section 8.02);

(b)        postpone or delay any date fixed by this Agreement or any other document or instrument given in connection herewith for any payment of principal, interest, fees or other amounts due to the Banks (or any of them hereunder) or under any other such document or instrument;

(c)         reduce the principal of, or the rate of interest specified herein on, any Loan or (subject to clause (iii) below) any fees or other amounts payable hereunder or under any other document or instrument given in connection herewith;

(d)        change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which is required for the Banks or any of them to take any action hereunder;

(e)         amend this Section, or Section 2.12, or any provision herein providing for consent or other action by all Banks; or

(f)         release any Material Domestic Subsidiaries from its obligations under the Guaranty and Contribution Agreement or terminate the Guaranty or Contribution Agreement, in each case to the extent executed and delivered pursuant to Section 6.09, except in each case as expressly provided for therein;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Majority Banks or all the Banks, as the case may be, affect the rights or duties of the Agent under this Agreement or any other document or instrument given in connection herewith and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto.

             10.02                  Notices.

(a)         All notices, requests and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by or to the Borrower by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on Schedule 10.02, and (ii) except in the case of a Notice of Borrowing or Notice of Conversion/Continuation, in which case the facsimile copy shall be deemed to be the operative original document, shall be followed promptly by delivery of a hard copy original thereof) and mailed, faxed or delivered, to the address or facsimile number specified for notices on Schedule 10.02; or, if directed to the Borrower or the Agent, to such other address as shall be designated by such party in a written notice to the other parties, and if directed to any other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent.

(b)        All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective upon the next Business Day after delivery for overnight (next-day) delivery, or when transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices pursuant to Article II or IX shall not be effective until actually received by the Agent.

(c)         Any agreement of the Agent and the Banks herein to receive certain notices by facsimile is solely for the convenience and at the request of the Borrower.  The Agent and the Banks shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Agent and the Banks shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Agent or the Banks in reliance upon such facsimile notice.  The obligation of the Borrower to repay the Loans made to it shall not be affected in any way or to any extent by any failure by the Agent and the Banks  to receive written confirmation of any facsimile notice or the receipt by the Agent and the Banks of a confirmation which is at variance with the terms understood by the Agent and the Banks to be contained in the facsimile notice.

             10.03                  No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Agent or any Bank, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

             10.04                  Costs and Expenses.  The Borrower shall:

(a)         whether or not the transactions contemplated hereby are consummated, pay or reimburse Bank of America (including in its capacity as Agent) within five Business Days after demand for all costs and expenses incurred by Bank of America (including in its capacity as Agent) in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement and any other documents prepared in connection herewith, and the consummation of the transactions contemplated hereby and thereby, including reasonable Attorney Costs incurred by Bank of America (including in its capacity as Agent) with respect thereto; provided, that on the date of Borrowing the Borrower shall pay all accrued and unpaid fees, costs and expenses to the extent then due and payable on such date, together with Attorney Costs of Bank of America to the extent invoiced prior to or on such date, plus such additional amounts of Attorney Costs as shall constitute Bank of America's reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Borrower and Bank of America with respect to such costs), including any such costs, fees and expenses arising under or referenced in Sections 2.08 or in the Fee Letter; and

(b)        pay or reimburse the Agent and each Bank within five Business Days after demand for all costs and expenses (including Attorney Costs) incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other document or instrument given in connection herewith during the existence of an Event of Default or after acceleration of the Loans (including in connection with any “workout” or restructuring regarding the Loans, and including in any insolvency proceeding or appellate proceeding).

             10.05                  Borrower Indemnification.  Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold the past or present Agent-Related Persons, and each past or present Bank and each of their respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans and the termination, resignation or replacement of the Agent or replacement of any Bank) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any insolvency proceeding or appellate proceeding) related to or arising out of this Agreement or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, that the Borrower shall have no obligation hereunder to any Indemnified Person with respect to (i) Indemnified Liabilities to the extent resulting from the gross negligence or willful misconduct of such Indemnified Person (ii) any violation of any banking law or regulation by such Indemnified Person, (iii) any liability as between or among any Indemnified Person or their respective shareholders and controlling persons, (iv) any default hereunder by any Person other than the Borrower, or (v) any Taxes or Other Taxes, except to the extent such Taxes or Other Taxes are indemnified against by other provisions of this Agreement.  The agreements in this Section shall survive payment of all other obligations of the Borrower.

             10.06                  Payments Set Aside.  To the extent that the Borrower makes a payment to the Agent or the Banks or the Agent or the Banks exercise their right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any insolvency proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Bank severally agrees to pay to the Agent upon demand its pro rata share of any amount so recovered from or repaid by the Agent.

             10.07                  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agent and each Bank.

             10.08                  Assignments, Participations, etc.

(a)         Any Bank may, with the written consent of the Borrower at all times other than during the existence of an Event of Default and in the case of an assignment to an Affiliate of the assignor and with the written consent of the Agent, which consents shall not be unreasonably withheld, at any time assign and delegate to one or more Eligible Assignees (each an “Assignee”) all, or any ratable (in the case of Loans) part of all, of the Loans and the other rights and obligations of such Bank hereunder, in a minimum amount of $5,000,000, provided, however, that the Borrower and the Agent may continue to deal solely and directly with such Bank in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Borrower and the Agent by such Bank and the Assignee; (ii) such Bank and its Assignee shall have delivered to the Borrower and the Agent an Assignment and Acceptance substantially in the form of Exhibit E  (“Assignment and Acceptance”); and (iii) the assignor Bank or Assignee has paid to the Agent a processing fee in the amount of $3,000.

(b)        From and after the date that the Agent notifies the assignor Bank that it has received (and provided its consent with respect to) an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Bank under this Agreement and the other documents or instruments given in connection herewith, and (ii) the assignor Bank shall, to the extent that rights and obligations hereunder and under such documents or instruments have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations hereunder and under such other documents and instruments; provided, that the assignor Bank and the Assignee shall each be entitled to the benefits of the indemnification provisions which would otherwise survive the payment of the other obligations of the Borrower.

(c)         Within five Business Days after its receipt of notice by the Agent that it has received an executed Assignment and Acceptance and payment of the processing fee (and provided that it consents to such assignment if required under subsection 10.08(a)), the Borrower shall execute and deliver to the Agent, a new Note evidencing such Assignee's assigned Loans and, if the assignor Bank has retained a portion of its Loan, a replacement Note in the form of Exhibit F in the principal amount of the Loan retained by the assignor Bank (such Note to be in exchange for, but not in payment of, the Note with respect to the Loan held by such Bank, which shall be returned to the Borrower.  Immediately upon each assignor Bank's or Assignee's making its processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Loans arising therefrom.

(d)        Any Bank may at any time sell to one or more commercial banks or other Persons not Affiliates of the Borrower (a “Participant”) participating interests in any Loans, the Commitment of that Bank and the other interests of that Bank (the “Originator”) hereunder and under the other documents and instruments given in connection herewith; provided, however, that (i) the Originator's obligations under this Agreement shall remain unchanged, (ii) the Originator shall remain solely responsible for the performance of such obligations, (iii) the Borrower and the Agent shall continue to deal solely and directly with the Originator in connection with the Originator's rights and obligations under this Agreement and the other documents and instruments given in connection herewith, and (iv) no Bank shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other document or instrument given in connection herewith, except to the extent such amendment, consent or waiver would require unanimous consent of the Banks as described in the first proviso to Section 10.01. In the case of any such participation, the Participant shall not have any rights under this Agreement, or any of the other documents or instruments given in connection herewith, and all amounts payable by the Borrower hereunder shall be determined as if such Originator had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Bank (as the case may be) under this Agreement.

(e)         Notwithstanding any other provision in this Agreement, any Bank may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and the Notes held by it in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR §203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

             10.09                  Confidentiality.  Each Bank agrees to take and to cause its Affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information provided to it by the Borrower or any of its Subsidiaries, or by the Agent on the Borrower's or such Subsidiary's behalf, under this Agreement or any other document or instrument given in connection herewith, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other documents and instruments given in connection herewith or in connection with other business now or hereafter existing or contemplated with the Borrower or any of its Subsidiaries, except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by such Bank in breach of this Section 10.10, or (ii) was or becomes available on a non-confidential basis from a source other than the Borrower, provided that such source is not bound by a confidentiality agreement with the Borrower known to such Bank; provided, however, that any Bank may disclose such information (A) at the request or pursuant to any requirement of any governmental authority to which such Bank is subject or in connection with an examination of such Bank by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Agent, any Bank or their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other document or instrument given in connection herewith; (F) to such Bank's independent auditors and other professional advisors; (G) to any Participant or Assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the Banks hereunder; and (H) as to any Bank or its Affiliates, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Borrower or any of its Subsidiaries is party or is deemed party with such Bank or such Affiliate.

             10.10                  Set-off.  In addition to any rights and remedies of the Banks provided by law, if an Event of Default exists or the Loans have been accelerated, each Bank  is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Bank to or for the credit or the account of the Borrower against any and all obligations of the Borrower owing to such Bank now or hereafter existing, irrespective of whether or not the Agent or such Bank shall have made demand under this Agreement or any document or instrument given in connection herewith and although such obligations may be contingent or unmatured.  Each Bank agrees promptly to notify the Borrower and the Agent after any such set-off and application made by such Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

             10.11                  Notification of Addresses, Lending Offices, Etc.  Each Bank shall notify the Agent in writing of any changes in the address to which notices to such Bank should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

             10.12                  Counterparts.  This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

             10.13                  Severability.  The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

             10.14                  No Third Parties Benefited.  This Agreement is made and entered into for the sole protection and legal benefit of the Borrower, the Banks, the Agent-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect (other than Participants, to the extent provided for herein) legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other documents or instruments given in connection herewith.

             10.15                  Certain Interpretive Provisions.

(a)         The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)        The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)         (i)  The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced; (ii)  the term “including” is not limiting and means “including but not limited to;” and (iii) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(d)        Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

(e)         The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(f)         This Agreement and other documents or instruments given in connection herewith may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(g)        This Agreement and the other documents and instruments given in connection herewith are the result of negotiations among and have been reviewed by counsel to the Agent, the Borrower, and the other parties, and are the products of all parties.  Accordingly, they shall not be construed against the Banks or the Agent merely because of the Agent's, Banks' involvement in their preparation.

             10.16                  Governing Law; Submission to Jurisdiction.

(a)         THIS AGREEMENT, THE NOTES, THE GUARANTY AND THE CONTRIBUTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA; PROVIDED THAT THE AGENT AND THE BANKS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b)        SUBJECT TO SECTION 10.18, ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, THE NOTES, THE GUARANTY, THE CONTRIBUTION AGREEMENT OR ANY OTHER DOCUMENT OR INSTRUMENT GIVEN IN CONNECTION HEREWITH MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA OR OF THE UNITED STATES OF AMERICA FOR THE NORTHERN DISTRICT OF CALIFORNIA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE BORROWER, THE BANKS AND THE AGENT HEREBY CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE JURISDICTION OF THE AFORESAID COURTS.  EACH OF THE BORROWER, THE BANKS AND THE AGENT HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO.  EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY CALIFORNIA LAW.

             10.17                  Arbitration; Reference Proceeding.

(a)         THE BORROWER, THE BANKS AND THE AGENT EACH AGREE THAT ANY CONTROVERSY OR CLAIM BETWEEN OR AMONG THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES, THE GUARANTY, THE CONTRIBUTION AGREEMENT OR ANY OTHER DOCUMENT OR INSTRUMENT GIVEN IN CONNECTION HEREWITH, AND ANY CLAIM BASED ON OR ARISING FROM AN ALLEGED TORT RELATED HERETO OR THERETO, SHALL AT THE REQUEST OF ANY PARTY BE DETERMINED BY ARBITRATION.  THE ARBITRATION SHALL BE CONDUCTED IN ACCORDANCE WITH THE UNITED STATES ARBITRATION ACT (TITLE 9, U.S. CODE), NOTWITHSTANDING ANY CHOICE OF LAW PROVISION IN THIS AGREEMENT, AND UNDER THE COMMERCIAL RULES OF THE AMERICAN ARBITRATION ASSOCIATION (“AAA”).  THE ARBITRATION SHALL BE CONDUCTED WITHIN THE COUNTY OF SAN FRANCISCO, CALIFORNIA.  THE ARBITRATORS SHALL GIVE EFFECT TO STATUTES OF LIMITATION IN DETERMINING ANY CLAIM.  ANY CONTROVERSY CONCERNING WHETHER AN ISSUE IS ARBITRABLE SHALL BE DETERMINED BY THE ARBITRATORS.  JUDGMENT UPON THE ARBITRATION AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION.  THE INSTITUTION AND MAINTENANCE OF AN ACTION FOR JUDICIAL RELIEF OR PURSUIT OF A PROVISIONAL OR ANCILLARY REMEDY SHALL NOT CONSTITUTE A WAIVER OF THE RIGHT OF ANY PARTY, INCLUDING THE PLAINTIFF, TO SUBMIT THE CONTROVERSY OR CLAIM TO ARBITRATION IF ANY OTHER PARTY CONTESTS SUCH ACTION FOR JUDICIAL RELIEF.

(b)        NOTWITHSTANDING THE PROVISIONS OF SUBSECTION (a), NO CONTROVERSY OR CLAIM SHALL BE SUBMITTED TO ARBITRATION WITHOUT THE CONSENT OF ALL PARTIES IF, AT THE TIME OF THE PROPOSED SUBMISSION, SUCH CONTROVERSY OR CLAIM ARISES FROM OR RELATES TO AN OBLIGATION TO THE AGENT OR ANY BANK WHICH IS SECURED BY REAL PROPERTY COLLATERAL LOCATED IN CALIFORNIA.  IF ALL PARTIES DO NOT CONSENT TO SUBMISSION OF SUCH A CONTROVERSY OR CLAIM TO ARBITRATION, THE CONTROVERSY OR CLAIM SHALL BE DETERMINED AS PROVIDED IN SUBSECTION (c).

(c)         A CONTROVERSY OR CLAIM WHICH IS NOT SUBMITTED TO ARBITRATION AS PROVIDED AND LIMITED IN SUBSECTIONS (a) AND (b) SHALL, AT THE REQUEST OF ANY PARTY, BE DETERMINED BY A REFERENCE IN ACCORDANCE WITH CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 ET SEQ.  IF SUCH AN ELECTION IS MADE, THE PARTIES SHALL DESIGNATE TO THE COURT A REFEREE OR REFEREES SELECTED UNDER THE AUSPICES OF THE AAA IN THE SAME MANNER AS ARBITRATORS ARE SELECTED IN AAA-SPONSORED PROCEEDINGS.  THE PRESIDING REFEREE OF THE PANEL, OR THE REFEREE IF THERE IS A SINGLE REFEREE, SHALL BE AN ACTIVE ATTORNEY OR RETIRED JUDGE.  JUDGMENT UPON THE AWARD RENDERED BY SUCH REFEREE OR REFEREES SHALL BE ENTERED IN THE COURT IN WHICH SUCH PROCEEDING WAS COMMENCED IN ACCORDANCE WITH CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 644 AND 645.

(d)        NO PROVISION OF THIS SECTION SHALL LIMIT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO EXERCISE SELF-HELP REMEDIES SUCH AS SET-OFF, TO FORECLOSE AGAINST OR SELL ANY REAL OR PERSONAL PROPERTY COLLATERAL OR SECURITY OR TO OBTAIN PROVISIONAL OR ANCILLARY REMEDIES FROM A COURT OF COMPETENT JURISDICTION BEFORE, AFTER, OR DURING THE PENDENCY OF ANY ARBITRATION OR OTHER PROCEEDING.  THE EXERCISE OF A REMEDY DOES NOT WAIVE THE RIGHT OF ANY PARTY TO RESORT TO ARBITRATION OR REFERENCE.  AT THE MAJORITY BANKS' OPTION, FORECLOSURE UNDER A DEED OF TRUST OR MORTGAGE MAY BE ACCOMPLISHED EITHER BY EXERCISE OF POWER OF SALE UNDER THE DEED OF TRUST OR MORTGAGE OR BY JUDICIAL FORECLOSURE.

             10.18                  Waiver of Jury Trial.  IF A CONTROVERSY OR CLAIM IS NOT SUBMITTED TO ARBITRATION AS PROVIDED AND LIMITED IN SUBSECTIONS (a) AND (b) OF SECTION 10.18 AND IS NOT DETERMINED BY A REFERENCE AS PROVIDED IN SUBSECTION (c) OF SUBSECTION 10.18, THEN THE BORROWER, THE BANKS AND THE AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE NOTES, THE GUARANTY, THE CONTRIBUTION AGREEMENT AND ANY OTHER DOCUMENT OR INSTRUMENT GIVEN IN CONNECTION HEREWITH, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY SUCH ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE.  THE BORROWER, THE BANKS AND THE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY.  WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT, THE NOTES, THE GUARANTY, THE CONTRIBUTION AGREEMENT OR ANY OTHER DOCUMENT OR INSTRUMENT GIVEN IN CONNECTION HEREWITH OR ANY PROVISION HEREOF OR THEREOF.  THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, THE NOTES, THE GUARANTY, THE CONTRIBUTION AGREEMENT AND ANY OTHER DOCUMENT OR INSTRUMENT GIVEN IN CONNECTION HEREWITH.

             10.19                  Entire Agreement.  This Agreement, together with the other documents and instruments given in connection herewith, including the Notes and the Fee Letter, embodies the entire agreement and understanding among the Borrower, the Banks and the Agent and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

             IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the day and year first above written.

LOUISIANA-PACIFIC CORPORATION

By:_________________________________

Name:_______________________________

Title:________________________________

BANK OF AMERICA, N.A., as Agent and as a Bank

By:_________________________________

Name:_______________________________

Title:________________________________

WACHOVIA BANK, N.A.,
as Syndication Agent and as a Bank

By:_________________________________

Name:_______________________________

Title:________________________________

BANK ONE, N.A.,
as Documentation Agent and as a Bank

By:_________________________________

Name:_______________________________

Title:________________________________

ROYAL BANK OF CANADA,
as a Bank

By:_________________________________

Name:_______________________________

Title:________________________________

BANK HAPOALIM B.M.,
as a Bank

By:_________________________________

Name:_______________________________

Title:________________________________

THE BANK OF NOVA SCOTIA,
as a Bank

By:_________________________________

Name:_______________________________

Title:________________________________

SCHEDULE 2.01

Commitments and Pro Rata Shares

Bank	Commitments	Pro Rata Share
Bank of America, N.A.	$40,000,000.00	23.529411765%
Wachovia Bank, N.A.	$40,000,000.00	23.529411765%
Bank One, N.A.	$40,000,000.00	23.529411765%
Royal Bank of Canada	$30,000,000.00	17.647058823%
Bank Hapoalim B.M.	$10,000,000.00	5.882352941%
The Bank of Nova Scotia	$10,000,000.00	5.882352941%
TOTAL	$170,000,000.00	100.000000000%

SCHEDULE 5.14(c)
ERISA COMPLIANCE

The Borrower sponsors the Louisiana-Pacific Corporation Retirement Account Plan.  Originally this was a defined benefit pension plan covering certain hourly employees of LP.  Effective January 1, 2000, this was converted to a cash balance plan covering most non-bargained employees.  As of January 1, 2000, on an ongoing basis, the Plan has an unfunded liability of approximately $23,000,000.  As of January 1, 2000, on a plan termination basis, the Plan has an unfunded liability of approximately $25,000,000.

The Borrower's subsidiary, Ketchikan Pulp Company ("KPC") participates in the Alaska Loggers Association Retirement Plan.  This is a non-collectively bargained, multiple employer defined benefit plan.  On an ongoing basis and on a plan termination basis, the Plan's actuary estimated that there is no unfunded liability for the Plan as of January 1, 2000.

The Borrower's subsidiary, ABTco, Inc., sponsors the ABTco, Inc. Retirement Plan.  This is a defined benefit plan covering bargained and non-bargained employees of ABTco.  As of January 1, 2000, on an ongoing basis, the Plan has an unfunded liability of approximately $0.  As of January 1, 2000, on a plan termination basis, the Plan has an unfunded liability of approximately $5,000,000.

The Borrower sponsors the Louisiana-Pacific Corporation Samoa Pulp Defined Benefit Pension Plan.  This is a defined benefit plan covering employees of Louisiana-Pacific Corporation who were members of the GP/LP Western Paper Plan on June 30, 1986.  No employees hired after June 30, 1986 participate.  As of January 1, 2000, on an ongoing basis, the Plan has no unfunded liability.  As of January 1, 2000, on a plan termination basis, the Plan has an unfunded liability of approximately $0.

SCHEDULE 10.02
OFFSHORE AND DOMESTIC LENDING OFFICES,
ADDRESSES FOR NOTICES

LOUISIANA-PACIFIC CORPORATION

Louisiana-Pacific Corporation
111 SW 5th Ave, 42nd Fl.
Portland, OR   97204

Attention:        Mark Tobin
Telephone:       (503) 821-5138
Facsimile:         (503) 821-5319

BANK OF AMERICA, N.A.,
  as Agent

Funding Notices:
Bank of America, N.A.
Agency Administrative Services #5596
1850 Gateway Blvd.
Concord, CA  94520-3281
Mail Code: CA4-706-05-09
Attention:        Irene Ruddell
Telephone:       (925) 675-8441
Facsimile:         (925) 675-8500

Notices of Conversion/Continuation:
Bank of America, N.A.
Agency Administrative Services #5596
1850 Gateway Blvd.
Concord, CA  94520-3281
Attention:        Irene Ruddell
Telephone:       (925) 675-8441
Facsimile:         (925) 675-8500

Agent’s Payment Office:
Bank of America, N.A.
1850 Gateway Blvd.
Concord, CA  94520-3281
for credit to account No.  12337-15242
Attention:  Agency Administrative Services #5596

All Other Notices:
Bank of America, N.A.
555 California Street
San Francisco, CA  94104
Mail Code: CA5-705-12-01
Attention:  Mike Balok
Telephone:       415-622-2018
Facsimile:         415-622-2385

BANK OF AMERICA, N.A.,
as a Bank

Lending Office:
Bank of America, N.A.
1850 Gateway Blvd.
Concord, CA  94520-3281
Attention:  Irene Ruddell

WACHOVIA BANK, N.A., as a Bank

Lending Office:
Wachovia Bank, N.A.
191 Peachtree St. NE
Atlanta, GA   30303

Credit Matters:
Wachovia Bank, N.A.
191 Peachtree St. NE
Atlanta, GA   30303

Attention:        David Corts
Telephone:       (404) 332-6756
Facsimile:         (404) 332-4136

Operations/Administration:
Wachovia Bank, N.A.
191 Peachtree St. NE
Atlanta, GA   30303

Attention:        Folahan Adefope
Telephone:       (404) 332-6739
Facsimile:         (404) 332-4320

BANK ONE, N.A., as a Bank

Lending Office:
Bank One, N.A.
1 Bank One Plaza
Chicago, IL   60670

Credit Matters:
Bank One, N.A.
777 So. Figueroa Street
4th Fl.
Los Angeles, CA   90017

Attention:        Kathleen LeRoy
Telephone:       (213) 683-6406
Facsimile:         (213) 683-4999

Operations/Administration:
Bank One, N.A.
1 Bank One Plaza
10th Fl.
Chicago, Il   60670

Attention:        Deborah Turner
Telephone:       (312) 732-3641
Facsimile:         (312) 732-4840

ROYAL BANK OF CANADA, as a Bank

Lending Office:
Royal Bank of Canada
Grand Cayman (North America No. 1) Branch
c/o New York Branch
One Liberty Plaza
New York, NY   10006-1404

All Notices:
Royal Bank of Canada
Grand Cayman (North America No. 1) Branch
c/o New York Branch
One Liberty Plaza, 3rd Fl.
New York, NY   10006-1404

Attention:        Manager, Loans and Administration
Telephone:       (212) 428-6338
Facsimile:         (212) 428-2372

with copies to:
Royal Bank of Canada
One Liberty Plaza
3rd Fl.
New York, NY   10006-1404

Attention:        Norrie Millar
Telephone:       (212) 428-6363
Facsimile:         (212) 809-7148

Royal Bank of Canada
Suite 2100
666 Burrard Street
Vancouver, BC   V6C 3B1

Attention:        Gerry Derbyshire
Telephone:       (604) 257-7100
Facsimile:         (604) 665-6465

BANK HAPOALIM B.M., as a Bank

Lending Office:
Bank Hapoalim B.M.
San Francisco Representative Office
250 Montgomery Street
Suite 700
San Francisco, CA   94104

Credit Matters:
Bank Hapoalim B.M.
San Francisco Representative Office
250 Montgomery Street
Suite 700
San Francisco, CA   94104

Attention:        David Terrance
Telephone:       (415) 989-9940 x131
Facsimile:         (415)  989-9948/9036

Operations/Administration:
Bank Hapoalim B.M.
San Francisco Representative Office
250 Montgomery Street
Suite 700
San Francisco, CA   94104

Attention:        Gloria Chayra
Telephone:       (415) 989-9940 x120
Facsimile:         (415)  989-9948/9036

THE BANK OF NOVA SCOTIA, as a Bank

Lending Office:
The Bank of Nova Scotia
600 Peachtree St., NE
Suite 2700
Atlanta, GA   30308

Credit Matters:
The Bank of Nova Scotia
888 S.W. 5th Ave.
Suite 760
Portland, OR   97204-2078

Attention:        Daryl Hogge
Telephone:       (503) 222-4169
Facsimile:         (503)  222-5502

Operations/Administration:
The Bank of Nova Scotia
600 Peachtree St., NE
Suite 2700
Atlanta, GA   30308

Attention:        Arnette Wilford
Telephone:       (404) 877-1574
Facsimile:         (404) 888-8998